EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-150260, 333-142628, 333-135029, 333-125208, 333-121612, 333-115759, 333-110103, 333-108658, 333-105814, 333-102587, 333-64444, 333-64432, 333-60966, 333-51388, 333-42852, 333-38710, 333-37180, 333-92855, 333-73009, 333-52331, 333-37585) and Form S-(Nos. 333-134566, 333-119833, 333-106427, 333-54246, 333-30345) of Spectrum Pharmaceuticals, Inc. of our report dated March 2, 2009, relating to the Statement of Revenues and Direct Expenses of the Zevalin product line, which appears in the Current Report on Form 8-K/A of Spectrum Pharmaceuticals, Inc. dated March 2, 2009.
/s/ Stonefield Josephson, Inc.
Los Angeles, California
March 2, 2009